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The following is a transcript of an investor call held on September 23, 2021 in connection with the proposed acquisition by Valley National Bancorp (“Valley”) of Bank Leumi Le-Israel Corporation (“Leumi”).

Call Participants

EXECUTIVES

Ira D. Robbins

Chairman of the Board, President &

CEO

Michael D. Hagedorn

Senior EVP & CFO

Thomas A. Iadanza

Senior EVP & Chief Banking Officer

Travis P. Lan

Head of Investor Relations

ANALYSTS

David John Chiaverini

Wedbush Securities Inc., Research

Division

Matthew M. Breese

Stephens Inc., Research Division

Michael Anthony Perito

Keefe, Bruyette, & Woods, Inc.,

Research Division

Steven A. Alexopoulos

JPMorgan Chase & Co, Research

Division

Tu Duong

RBC Capital Markets, Research

Division

Presentation

Operator

Good day, and thank you for standing by. Welcome to the Valley National Bancorp Conference Call. [Operator Instructions] I’d now like to hand the conference over to your host today, Travis Lan, Head of Investor Relations. Please go ahead.

Travis P. Lan

Head of Investor Relations

Thanks, Liz. Good morning, and welcome to Valley’s teleconference to discuss the acquisition of Bank Leumi.

Management’s comments on today’s call will include references to the investor presentation materials filed this morning. This investor presentation can be found on our website at valley.com. If you have not already reviewed our merger release or the associated Form 8-K that was issued this morning, you may access both from the SEC website at sec.gov or our website at valley.com.

As usual, comments made during this call may contain forward-looking statements relating to Valley National Bancorp and the banking industry. Valley encourages participants to refer to our SEC filings, including those found on Forms 8-K, 10-Q and 10-K, for a complete discussion of forward-looking statements.

With that, I’ll turn the call over to Ira Robbins.

Ira D. Robbins

Chairman of the Board, President & CEO

Thank you, Travis. And welcome to those of you listening to the call.

I’m so excited to be with you to discuss the acquisition of Bank Leumi, which we announced earlier today.

This morning, I’m joined by Tom Iadanza, our Chief Banking Officer; and Mike Hagedorn, our CFO. Together, we will walk you through the strategic rationale for this compelling transaction and provide insights into the unique business lines that Leumi brings to our organization. We will then open the call to your questions.

We have committed to M&A activity that aligns with the strategic priorities we have outlined publicly. These objectives include: one, driving sustainable organic growth; two, enhancing our revenue diversity; and three, generating efficiency gains, all while building an enduring culture that attracts and retains amazing talent.

The acquisition of Bank Leumi will accelerate these strategic objectives by introducing new growth-oriented business lines that we believe will meaningfully enhance our franchise value and further Valley’s missions to generate continuous organic growth in a variety of economic environments.

With that in mind, I’d like to turn your attention to Page 3 of our investor deck.

It is important to understand that Leumi and Valley are cut from the same cloth. Both organizations are commercially focused and prioritize customer service and risk management. We believe there is significant cultural compatibility between Leumi and Valley.

The acquisition will also introduce new growth-oriented businesses that we expect to leverage on a combined basis. This includes a technology and venture capital banking business as well as a private banking operation. These are differentiated platforms for Valley that we believe will position us for higher levels of sustainable growth and further efficiency gains while diversifying our funding base away from our legacy retail network.

These businesses also generate meaningful fee income, which will enhance our revenue diversity. From a balance sheet perspective, Leumi operates differentiated niche models. This, along with the new geographic exposure that will be added in the loan and deposit portfolio, further enhance our franchise diversity.

The transaction also delivers on the conservative financial guardrails that we have previously described. Fully phased-in earnings accretion is expected to be a strong 7%. Tangible book value dilution will be below 1%, with an earnback period of approximately 1 year using the crossover method.

This is now the third deal that we have announced in the last 3 years that will be neutral or minimally dilutive to tangible book value. We are proud of our growing track record of capital stewardship and shareholder-friendly approach to acquisitions and believe this transaction is consistent with our history of managing risk and deals.

Slide 4 is a high-level overview of Bank Leumi.

Leumi is an established commercial bank that has operated in the United States for over 60 years. They are a very well- respected commercial competitor in our New York and Florida markets.

On the bottom left, you can see a summary of Leumi’s comprehensive suite of commercial and private banking services. Before Tom and Mike elaborate on these, I want to highlight that Leumi has a sophisticated client base with diverse financial needs. We believe there are meaningful cross-sell opportunities with Valley’s expanded product set.

Leumi is an $8 billion bank, with over $5 billion of loans and $7 billion of low-cost deposits.

The combination will improve our pro forma loan-to-deposit ratio, our funding cost and our average branch size. Leumi’s differentiated deposit base is the result of our relationship-based approach and unique funding verticals, including the technology and venture capital business and private bank.

Leumi is a high-performing bank with a diverse revenue profile that is attractive to Valley. 20% of their revenues come from noninterest income sources, primarily in the private bank and cash management areas.

Slide 5 is an overview of Leumi’s operating markets. While Leumi’s footprint has compelling demographics, we want to be clear. This acquisition is focused on business capabilities as opposed to geographic expansion. Leumi’s technology and VC banking teams are strategically positioned in Palo Alto and New York. These are tech hubs offering a deep pool of potential clients. The same goes for their private banking groups in Florida and New York. These business lines have each been strategically positioned in attractive markets that will support their growth. Over time, we expect to leverage these business capabilities across additional geographies.

I now want to turn the call over to Tom Iadanza to talk about Leumi’s loan and deposit portfolios and commercial banking business.

Thomas A. Iadanza

Senior EVP & Chief Banking Officer

Thank you, Ira.

Slide 6 shows loan composition by asset class and geography. Looking at the top half of the page, you can see that Leumi’s relative C&I contribution is roughly twice as much as Valley’s. On a combined basis, C&I will increase to about 17% of loans while our relative CRE portfolio will remain stable.

The bottom half of the page shows the geographic diversity of each portfolio. Roughly 50% of Leumi’s loans are in New York and Florida, with approximately 20% in California and 8% in Illinois. As Ira mentioned, Leumi’s footprint is strategically positioned to support its various business lines, but the additional geographic diversity is a nice byproduct of the transaction.

Slide 7 is a detailed overview of Leumi’s commercial business. There is significant overlap of C&I and CRE and construction offerings in Metro New York. On the C&I side, Leumi has built out specialized middle market niches, which we believe can be leveraged further on a combined basis. We will also be preserving a commercial relationship with Leumi’s parent company in Israel. Leumi has historically led large real estate transactions and participated loans to the Israeli parent. We will preserve this practice, allowing us to benefit from larger hold sizes of our loan portfolio. This represents a potential revenue synergy, which has not been included in our assumptions.

Now turning to Slide 8. This slide illustrates Leumi’s high-quality deposit base.

Most notably, 50% — 58% of Leumi’s deposits are noninterest-bearing and their total deposit cost is 10 basis points. This reflects the strong commercial deposit base and the benefits of the VC banking business. On a combined basis, 37% of deposits will be noninterest-bearing. Our pro forma loan-to-deposit ratio will also fall to 94% from 98%.

As you know, we have been focused on optimizing our delivery channels over the last few years. Inclusive of both Westchester and Leumi, our average branch size will now be nearly 30% above the peer median. We will continue to identify opportunities to improve these metrics and remain ahead of the pack.

With that, I will now turn the call back to Ira.

Ira D. Robbins

Chairman of the Board, President & CEO

Thanks, Tom.

Slide 9 offers a closer look at Leumi’s technology and VC banking business.

This will be a new business line to Valley, but it’s one that we have considered building on our own in the past. By acquiring this capability through Leumi, we will significantly accelerate this time line to relevancy in this area.

Bank Leumi has operated the business line domestically for over 20 years. The pipeline of Israeli technology companies migrating to the U.S. has provided a differentiated opportunity set for Bank Leumi. The Israeli parent has over 50% tech banking market share in Israel. As part of our ongoing relationship, we will continue to benefit as the U.S. bank of choice for these Israeli referrals.

However, we will not be solely reliant on these referrals for growth. As we have said, Bank Leumi’s technology and VC banking teams are strategically located in key technology hubs. Leumi currently banks over 20 VC funds and 500 technology companies, and continues to establish additional relationships. We believe there will be additional opportunities to expand this business in new markets going forward.

Currently, the VC team contributes approximately $2 billion of low-cost deposits to Leumi. Loan balances are only $60 million, though opportunities exist to increase venture and asset-based lending on a combined basis. As you can tell, this is a strategically compelling business capability that we are truly excited about. The tailwinds for growth in this area are significant, and we believe that this acquisition positions us to benefit from both of those dynamics.

Now I’ll turn the call over to Mike to walk through the private banking business and financial impacts of the transaction.

Michael D. Hagedorn

Senior EVP & CFO

Thank you, Ira.

We overview the private bank on Slide 10. This business currently contributes approximately $30 million of annual fees on over $4 billion of client wealth assets. Private banking clients also hold approximately $1.8 billion of low-cost deposits and $470 million of secured personal loans with Leumi.

The private bank services both domestic and international clients. Valley has a modest existing presence in the international private banking space, primarily with deposit-only customers. Leumi’s more comprehensive offering will enable us to cross-sell wealth and loan products to these existing customers and enable us to attract new clients in this space.

Having an established risk management and BSA/AML program is key to consistent success in this area. Both Valley and Leumi have proven risk track records in this business, and we will combine our best practices to ensure that the risk remains well managed.

Slide 11 shows an overview of the key transaction terms. We are acquiring Leumi for approximately 90% stock and below 10% cash. Based on our closing stock price last evening, the aggregate consideration is approximately $1.15 billion. Upon closing, Leumi’s Israeli parent will own approximately 14% of the combined company. The Israeli parent has agreed to a 4-year lockup on its investment in Valley. The lockup dictates that 25% of the parent’s investment will become eligible for sale upon each anniversary of the transaction closing.

We anticipate that Valley and Bank Leumi’s Israeli parent will remain close partners for some time. The parent will receive 2 seats on our board, and we have established a letter agreement outlining a continuing commercial relationship between our companies. As Tom mentioned, we intend to preserve the practice of participating loans to Israel. We also expect to be the bank of choice for Leumi’s Israeli clients in the U.S. This will provide a continued flow of commercial clients to augment our future growth. This relationship is important to both parties as Valley continues the legacy of Bank Leumi in the U.S.

From a modeling perspective, we assume 32.5% cost savings, primarily driven by back office overlap and system savings. We also assume a 2.2% credit mark, of which approximately 55% is for non-PCD loans under the CECL methodology.

As we have mentioned, there are identified revenue synergy opportunities, which are not currently contemplated in the model. We expect to close the transaction in the first or second quarter of 2022, subject to regulatory approval and the approval of Valley shareholders. Leumi’s Israeli parent and minority shareholders have already approved the transaction.

Slide 12 outlines the key financial impacts and resulting metrics for the combined organization. We expect approximately 7% of fully phased-in earnings accretion and 1% tangible book value dilution. With an earnback period of approximately 1 year, we have delivered on our stated financial discipline around M&A.

Inclusive of Westchester and Leumi, Valley will be a $51 billion bank or the 29th largest publicly traded bank headquartered in the U.S. Due to the success of our own funding initiatives and the addition of Westchester and Leumi, our pro forma loan-to-deposit ratio will be 94%. We also want to highlight that our 2 recently announced transactions add upwards of $8 billion of deposits, with only 12 physical locations. All else equal, with Westchester and Leumi fully integrated, we expect to generate a return on average assets above 1.3%, with an efficiency ratio of approximately 45%. We will continue to identify and execute on other additive revenue growth opportunities to drive further improvement in these metrics.

With that, I’ll turn the call back to Ira for his closing comments.

Ira D. Robbins

Chairman of the Board, President & CEO

Thanks, Mike.

As you can tell, we are extremely excited about the combination of Bank Leumi and for the differentiated business capabilities that they are bringing. Continuing to leverage these business lines will position us for additional revenue growth and improved diversity across the franchise.

Over the last few years, we have laid out clear strategic priorities and conservative guardrails regarding M&A. We believe that this opportunity clearly defines and delivers on each of those.

With that, I appreciate your time this morning. I will now turn the call back to Liz to take your questions.

Question and Answer

Operator

[Operator Instructions] Our first question comes from Steven Alexopoulos with JPMorgan.

Steven A. Alexopoulos

JPMorgan Chase & Co, Research Division

I wanted to start. So on the second quarter call, at least I thought you signaled that an M&A deal could be coming. Was this the deal that you were considering at the time? Or are there other deals that you were or maybe are still considering?

Ira D. Robbins

Chairman of the Board, President & CEO

I think we definitely look at M&A across all different spectrums over a period of time. We’ve been talking to Avner and the members of the bank. We meet him for a period of time now and contemplating whether this was the right strategic alternative for us. And I think as we continue to move forward, integrating Bank Leumi as well as the Westchester Bank are going to be key priorities for us. We want to make sure that we execute on it and deliver on it and provide the wonderful foundation that we think that this is going to be from a revenue diversification perspective. So as we move forward, those are going to be the key priorities for us.

Steven A. Alexopoulos

JPMorgan Chase & Co, Research Division

Okay. All right. Was this a negotiated deal just between you and them? Or was this an auction situation that you participated in?

Ira D. Robbins

Chairman of the Board, President & CEO

I’ve been fortunate enough to know Avner for a very long time. We’ve had conversations over a multiple period of times about the compelling benefits of our 2 organizations together. And I think I’ll leave the process to be read upon when the S-4 comes out.

Steven A. Alexopoulos

JPMorgan Chase & Co, Research Division

Okay. And then — so from a big picture view, if we look at the valuation of Valley shares before the deal, the market doesn’t seem convinced of the organic growth potential of the company. And with every deal, I think you go through [this] in the slide deck, you delay the market being able to better appreciate organic growth rate and give you a better valuation.

How do you balance continuing to move forward with deals when you don’t yet have a premium currency? And will you ever get to the point where you can prove to the market it’s wrong, you do have strong organic growth? Or is this slide deck just going to keep moving forward with more and more letters in terms of deals?

Ira D. Robbins

Chairman of the Board, President & CEO

I think that’s a wonderful question and a conversation we have internally and speak to our Board about frequently. I think as we look at M&A, the initiative has really shifted here at Valley. Historically, I think if you look over the last few years, it’s been on how do we create M&A to rightsize the organization from an efficiency perspective. In the last couple of calls, we’ve been talking about M&A as being an inflection point for us and how do we really create and generate a foundation that we can build sustainable organic growth that is complementary to what we’ve been able to do organically.

I’m super, super proud of the team that we’ve built here. If you look at it on an organic basis, our loan growth organically has been in the top quartile over the last few quarters and years. And that’s something that we need to maybe do a better job of communicating to the street. But overall, I think the world is changing. The external environment is shifting dramatically. And if we’re not at the forefront as to how we think about creating and diversifying business lines to really capitalize on that growth, then I think we’re doing our shareholders a disservice. So I think M&A will likely always be a component of who we are. We definitely are building an organic continuous business model here that’s sustainable and diversified, and we’ll do a better job showing it.

Steven A. Alexopoulos

JPMorgan Chase & Co, Research Division

Okay. That’s helpful. And then final question. What percent of Leumi’s loan portfolio might be early-stage loans? Or is the number you called out all capital calls? And do they have a warrant portfolio?

Ira D. Robbins

Chairman of the Board, President & CEO

Steve, the $60 million that we referenced related to the tech and VC business is all that’s there from the — anything related capital calls.

Steven A. Alexopoulos

JPMorgan Chase & Co, Research Division

So no early-stage loans from the 500 technology companies?

Ira D. Robbins

Chairman of the Board, President & CEO

That’s correct. That’s right. It’s been a deposit-focused business line for them. As I said, they do the $60 million of capital calls. But to this point, no material amount of early-stage tech loans.

Operator

Our next question comes from Steven Duong with RBC Capital Markets.

Tu Duong

RBC Capital Markets, Research Division

I guess just on the transaction, how does that help with your asset [ sensitivity ] if rates start going up, say, sometime next year?

Michael D. Hagedorn

Senior EVP & CFO

Yes. So if you look at their interest rate sensitivity and their [ EV ] calculations, they’re an asset-sensitive organization, much like us. And it does not materially change the combined entity view on interest rate sensitivity.

Tu Duong

RBC Capital Markets, Research Division

Okay. Okay. Perfect. And then just one last one for me. I guess on the synergies. Ira, what are the major potential synergies that you see with Leumi?

Ira D. Robbins

Chairman of the Board, President & CEO

I mean quite simply, it starts with the addition of these additional business lines. And I think we have capacity to not only cross-sell across these individual lines, but provide a much stronger foundation to let the Bank Leumi bankers really go out and grow their individual businesses without maybe some of the restrictions that they had historically. So I’d start with that as #1.

I could not be more excited about the relationship with the parent bank in Israel, not just from a growth perspective on the traditional referral source, but I believe there’s a lot more opportunities for us to continue to do business with them for them expand their market presence in the U.S. and for us to really capitalize on the strong product sets — skill sets that they have internally. And I think there’s going to be tremendous benefit from that.

I think in most transactions, it’s a little unique. You typically look towards the acquired organization as having the ability to upsize their overall loan book. I think as Tom and Mike mentioned, because of the support we would be getting from the parent bank in Israel, we really have capacity organically to upsize some of the loan book that we’ve had and have a strong participation partner here. So those are some of the immediate, I think, revenue synergies that we would get. Once again, we haven’t modeled any of that in any of the numbers that we presented today.

Thomas A. Iadanza

Senior EVP & Chief Banking Officer

Just to add to that, Steve. Mike mentioned their international private banking business. There’s also a very robust domestic private banking or private clients business that has an infrastructure and a product set that we can layer Valley’s broad client base onto. Furthermore, our consumer product set is something we can offer to all of the Leumi clients.

Operator

Our next question comes from Michael Perito with KBW.

Michael Anthony Perito

Keefe, Bruyette, & Woods, Inc., Research Division

I have a few. First, I want to follow up on an earlier question on the venture banking platform. I guess, obviously, that the whole kind of technology side of the business for you guys, Ira, has been an area of focus. And I’m curious, I mean, I’m sure it’s a big number of — I think it was 500 technology companies. I’m sure a lot of them are not financial services- oriented. But do you anticipate any kind of advantage over time of — or increased kind of investment in venture firms? Or — I mean, I’m sorry, not the underlying technology companies, kind of similar to what like a Silicon Valley or something does as that business model evolves within Valley in the future? And hopefully maybe kind of getting some good lead time on perhaps new technologies or things that are coming to market?

Ira D. Robbins

Chairman of the Board, President & CEO

Yes. I think, Michael, that’s definitely something that could be an added benefit to it. But initially, that’s not going to be something that we’re really focused on. We think that there’s opportunity to really grow and support this business to a much greater degree than what Bank Leumi has been able to do historically. It’s only got $60 million of loans against that type of customer base. It’s something that we think we can really expand upon based on the full set of product suites that we’re able to offer. We will invest capital in the business. We will invest capital in the people, most importantly, to make sure that this not is only a domestic — it’s an international business, but becomes a domestic business as well. So we intend to lever this to really help the organic growth diversification that we’re looking for within our own individual business model.

So I think what you’re talking about is potentially an offshoot and a benefit as to how we think about internal fintech and technology integrated throughout Valley. That’s definitely something that we feel will be beneficial to the organization. But really, it’s not the strategic impetus here.

Michael Anthony Perito

Keefe, Bruyette, & Woods, Inc., Research Division

Okay. And then maybe a follow-up related to that comment, Ira. Just when I think about the 32% cost savings, that’s not a net number per se, right? I mean it sounds like there are several areas of the business you’re acquiring, some of the commercial offices that the venture platform, maybe the private banking expansion, where there’ll have to be investments to kind of hit some of the strategic milestones you’re laying out. That’s not net of the 32%, right? That could be potentially incremental costs over time that would hopefully result in revenue growth understandably, but is that the right way to think about it?

Ira D. Robbins

Chairman of the Board, President & CEO

I think your last comment there is very important, right? There’s not one side that doesn’t happen without the other side. And we’ve been very diligent in our organization by focusing on positive operating leverage and making sure that the investments that we’re putting forth are generating significant positive revenue streams across the organization. And we believe by investing in these individual businesses, you’ll have significant growth in revenue as well.

And I think to your point, Michael, well, we haven’t modeled in additional expenses associated here for leveraging up this business. We haven’t even come close to modeling in any of the additional revenue that we anticipate as well. We wanted to be very conservative in the projections that we put forth.

Michael Anthony Perito

Keefe, Bruyette, & Woods, Inc., Research Division

Got it. And then just lastly for me. I didn’t see — a kind of maybe a stupid question, but you’re converting everything to the Valley Bank brand, correct? And is the technology conversion the largest driver of the 32% cost synergies? Because it doesn’t seem like there’s a lot of physical office reduction opportunities in the deal.

Ira D. Robbins

Chairman of the Board, President & CEO

Yes. There’s going to be a lot of back office opportunities as we sort of think about the combined organization. And definitely, everything is going to be migrating to Valley. From my understanding, having the Valley name in a tech and VC space isn’t necessarily a bad thing.

Operator

Our next question comes from David Chiaverini with Wedbush.

David John Chiaverini

Wedbush Securities Inc., Research Division

A couple of questions for you. So I’m looking at the new market entry slide. So Palo Alto, Los Angeles and Chicago, should we be thinking about these areas as kind of like a new beachhead for growth and we could see these kind of grow over time?

And then conversely, for instance, just picking on Chicago here, with the $200 million of deposits, would you consider divesting any of these branches or areas?

Ira D. Robbins

Chairman of the Board, President & CEO

I’ll let Tom comment a little bit here. But right off the bat, this is not a geography-driven transaction. This is a people- and business line-driven transaction for us. And we think that these are wonderful businesses that just happen to be located in these strong geographies based on the talent set and the opportunities that exist within each of these geographies.

Tom, maybe you want to add more?

Thomas A. Iadanza

Senior EVP & Chief Banking Officer

Yes. As Ira pointed out, these are business line opportunities for us. Both are led by very seasoned professional managers with a solid staff and a good reputation in their markets. Our anticipation is to focus and grow in both those markets within the niches that they have created. They’re attractive. They have a lot of commercial customers there. And we think it’s an opportunity for us.

David John Chiaverini

Wedbush Securities Inc., Research Division

Great. That makes sense. And then a question about loan growth going forward. You guys have guidance out there of roughly 7%. We can call it high single-digit type of growth. Will this transaction change at all that outlook for growth? Like, for instance, the loan participations that you referenced, would that be additive to that? Or would it be supportive of maintaining that high single-digit type of outlook?

Ira D. Robbins

Chairman of the Board, President & CEO

Right now, I mean, the pro forma modeling that we’re putting forth here continues to look at that single-digit growth number. Obviously, as you hear the excitement in our voice and we speak to the significant opportunities, we definitely anticipate a much more diversified, stronger growth model as we continue to move the organization forward.

Operator

[Operator Instructions] Our next question comes from Matthew Breese with Stephens.

Matthew M. Breese

Stephens Inc., Research Division

If we look at Page 7 of the deck, you go through Leumi’s commercial banking suite. You highlight that they have a nationwide platform, experience leading large, sophisticated deals. They have sophisticated customers. Could you just give us a bit more flavor for the typical Leumi customer, and how the deals they do might be different than what Valley traditionally does? My view has been that Valley loan portfolio has been very granular loan sizes, pretty small for the balance sheet you have. Are these larger loans to larger customers? And could you just talk a little bit about that?

Ira D. Robbins

Chairman of the Board, President & CEO

Sure, Matt. Yes, their portfolio aligns very well with ours. They don’t have single large exposures. They don’t have traditionally larger aggregate exposures. The customer base, we know well the New York, Florida customer kind of market and base that they have because it really is very similar to us. We compete regularly on those transactions in this market. So I would say they’re very similar in how they approach the market, how they assess risk. Their policies and procedures are lined with ours. I don’t think you’re going to see a significant difference. Our balance sheet will allow them to grow with those customers and hold more.

Thomas A. Iadanza

Senior EVP & Chief Banking Officer

I think just adding on to that, Matt. I mean, one of the differences is, as you talked about the granularity within our portfolio — and just to be clear, sort of the risk nature as to how we think about opportunities here, while our risk culture can stay the exact same by having the support from the parent bank enables us to go upstream a little bit more than what we’ve done historically. The structure as to how some of these deals have been done has been executed on behalf of Bank Leumi in support of the parent bank as well. So they have really talented people in this organization that understand how to structure some of these deals, these larger-sized deals that will definitely additive into us. But from an overall risk profile perspective and risk culture perspective, we don’t see that changing. I think just having the capacity of the support with the parent bank in Israel is going to be something that’s really additive to us.

Ira D. Robbins

Chairman of the Board, President & CEO

Yes. And just a final point on this. They have a structure that includes trade finance, foreign exchange, that we can leverage our platform on. They’re a much more focused C&I organization in their markets than we have been, but this will allow us to really push with better products and more products on that front.

Michael D. Hagedorn

Senior EVP & CFO

And maybe just one more final point on what Tom just said. I just want to make sure it doesn’t kind of get lost in everything else. This transaction, because of the level of C&I in particular, further diversifies day 1’s pro forma company, something we’ve been talking about around diversifying our loan portfolio. We become a less CRE-dependent or CRE total bank on day 1. So that’s an important part of our strategy that we’ve been talking about for some time.

Matthew M. Breese

Stephens Inc., Research Division

Understood. And then Ira, you had mentioned the relationship with the parent. You’ve mentioned that a couple of times on the call. I was just hoping you could better flesh out for us to have a relationship with the parent. You mentioned loan participations and loan referrals. How often does that happen? What are the economics of those transactions? And are there any mandates or requirements on your end that you need to satisfy in terms of dollar amounts of participations and referrals?

Ira D. Robbins

Chairman of the Board, President & CEO

So we are, obviously, as you’ve picked up, I’m really excited about the opportunity to really partner with the parent here. We have an agreement with the parent that we both intend to really refer and grow the business relationships. They’re going to be a sizable shareholder and have a vested interest in making sure that Valley grows in Valley’s profits. The performance continues to increase. To be clear, there are absolutely zero financial commitment requirements from a participation perspective that Valley has to deliver to the parent bank. That said, we are super excited and jazzed up about the opportunity to really grow and what that benefit is going to be to us.

Matthew M. Breese

Stephens Inc., Research Division

Okay. Two more quick ones from me. So the first one is just on the 4-year lockup. Can you give us some more color on how that lockup is expected to actually play out? I know 25% of shares are released per year and can be sold. But is that the expectation?

Travis P. Lan

Head of Investor Relations

Yes. This is Travis, Matt. So that is — you described the structure correctly. So on each anniversary of the transaction closing, 25% of their shares will be eligible to be sold. It does not mean they will be sold in practice. And any sale would likely be done through an S-3 registration, I believe.

Matthew M. Breese

Stephens Inc., Research Division

Okay. Last quick one for me. It’s just the $8 billion deposits, understanding that they have a very low cost, but could you just give us some color for how these deposits performed during the 2015 to 2019 rate hike cycle? What was the deposit beta? What was the max cost they achieved?

Ira D. Robbins

Chairman of the Board, President & CEO

Matt, I think that that’s an interesting way to look at it, but I would say that the deposit composition here has probably shifted pretty dramatically. I don’t think they had the $2 billion. I know they didn’t have the $2 billion of tech deposits back then. So as most of us have seen through the crisis and some of the evolution that we’ve seen on the technology side, deposits, we think, are going to perform pretty differently than they did in the last rising rate cycle. So again, I’d point you back to the $2 billion of low-cost tech deposits that did not exist previously. I think most of the private banking deposits are pretty sticky, with relatively low betas as well. So I hope that’s helpful color.

Thomas A. Iadanza

Senior EVP & Chief Banking Officer

And I think just following on that comment, I think it’s a little bit unique as to how they’ve really grown their overall deposit book. But if you think from an external perspective, it’s our viewpoint that what happened in 2015, 2016 is not going to happen from a deposit beta perspective. There are a significant amount of additional external influences on deposit betas. And consumer products are going to have very different deposit structures, customer behaviors than what they had previously. And it’s important for us as we think about our funding base, the liquidity of it and the duration of it to make sure that we are diversifying as best we can into multiple different deposit funding sources. As the external environment changes, it’s important that we just don’t have such a significant reliance on the retail network.

Michael D. Hagedorn

Senior EVP & CFO

And maybe lastly, I don’t want it to get lost in translation. There just aren’t many opportunities that are going to generate this kind of level of deposits with the branch light or physical distribution light strategy that exists at Leumi. That was very compelling to us and part of the deal rationale.

Operator

I’m showing no further questions in queue at this time. I’d like to turn the call back to Ira Robbins for closing remarks.

Ira D. Robbins

Chairman of the Board, President & CEO

Thank you, Liz. More importantly, thank you for everyone for joining us today.

We are excited and really motivated to make sure that we execute on this, to make sure that we deliver on the financial projections that we’ve outlined here and excited as to what the pro forma company is going to look like. Thank you.

Operator

This concludes today’s conference call. Thank you for participating. You may now disconnect.

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Important Information and Where to Find It

In connection with the proposed acquisition (the “Transaction”) by Valley of Leumi and the issuance of shares of Valley common stock as consideration in the Transaction, Valley will file with the U.S. Securities and Exchange Commission (the “SEC”) a proxy statement of Valley (the “Proxy Statement”), and Valley may file with the SEC other relevant documents concerning the Transaction. When completed, the definitive Proxy Statement will be mailed to shareholders of Valley. This communication is not a substitute for the Proxy Statement or any other document that Valley may file with the SEC or send to its shareholders in connection with the Transaction.

SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE TRANSACTION CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BY VALLEY, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT VALLEY, LEUMI AND THE TRANSACTION.

Free copies of the Proxy Statement, as well as other filings containing information about Valley, may be obtained at the SEC’s website (http://www.sec.gov) when they are filed by Valley. You will also be able to obtain these documents, when they are filed, free of charge, from Valley at www.valley.com under the heading “Investor Relations.” The Proxy Statement can also be obtained, when it becomes available, free of charge, at Valley’s website at http://ir.valleynationalbank.com or by directing a request to Ronald H. Janis, Senior Executive Vice President & General Counsel, Valley National Bancorp, at 1455 Valley Road, Wayne, New Jersey 07470, telephone (973) 305-8800.

Participants in the Solicitation

Valley, Leumi and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Valley in respect of the Transaction. Information about Valley’s directors and executive officers is available in its proxy statement for its 2021 annual meeting of shareholders, which was filed with the SEC on March 8, 2021, and other documents filed by Valley with the SEC. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC when they become available. Free copies of this document may be obtained as described in the preceding paragraph.

Forward Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including but not limited to those regarding the Transaction and the issuance of shares of Valley common stock as consideration in the Transaction. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “will,” “estimate,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties.

Actual results may differ materially from such forward-looking statements. In addition to factors previously disclosed in Valley’s reports filed with the SEC and those identified elsewhere in this communication, factors that may cause actual results to differ from those contemplated by such forward-looking statements include, but are not limited to, the following: the possibility that the Transaction does not close when expected or at all because shareholder, regulatory or other approvals or other conditions to the closing of the Transaction are not received or satisfied on a timely basis or at all (and the risk that such approvals may result in the imposition of conditions that could adversely affect Valley or the expected benefits of the Transaction); the inability to realize expected cost savings and synergies from the Transaction in amounts or in the timeframe anticipated, including as a result of changes in, or problems arising from, general economic and market conditions, interest and exchange rates, monetary policy, laws and regulations and their enforcement, and the degree of competition in the geographic and business areas in which Valley and Leumi operate; changes in the estimates of non-recurring charges; the diversion of management’s attention and time from ongoing business operations and opportunities on issues relating to the Transaction; the possibility that costs or difficulties relating to Leumi integration matters might be greater than expected, including as a result of unexpected factors or events; changes in the stock price of Valley from the date of the acquisition announcement to the closing date; material adverse changes in Valley’s or Leumi’s operations or earnings; the inability to retain customers and qualified employees of Leumi; higher- or lower-than-expected income tax expense or tax rates, including increases or decreases resulting from changes in uncertain tax position liabilities, tax laws, regulations and case law; weakness or a decline in the U.S. economy, in particular in New Jersey, the New York Metropolitan area (including Long Island), Florida, California or the Chicago metropolitan area; an unexpected decline in commercial real estate values within Valley’s or Leumi’s market areas, reputational risk and potential adverse reactions of Valley’s or Leumi’s customers, employees or other business partners, including those resulting from the announcement or completion of the Transaction; the outcome of any legal proceedings that may be instituted against Valley or Leumi; and the impact of the global COVID-19 pandemic on Valley’s or Leumi’s businesses, the ability to complete the Transaction or any of the other foregoing risks. Further information regarding Valley and factors which could affect the forward-looking statements contained herein are set forth in Valley’s Annual Report on Form 10-K for the year ended December 31, 2020, its Quarterly Reports on Form 10-Q for the three-month periods ended March 31, 2021 and June 30, 2021, and its other filings with the SEC. Valley assumes no obligation for updating any such forward-looking statement at any time.